SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                              Commission File Number:  000-30486

                           NOTIFICATION OF LATE FILING

      (Check One):  [ ]  Form 10-K [ ]  Form 11-K [ ] Form 20F [X] Form 10-Q

[  ]  Form N-SAR

      For Period Ended:  March 31, 2003
                         --------------
[  ]  Transition  Report on Form 10-K    [  ]  Transition  Report on Form 10-Q

[  ]  Transition  Report on Form 20-F    [  ]  Transition  Report on Form N-SAR

[  ]  Transition  Report on Form 11-K

      For the Transition Period Ended:
                                      ------------------------------------------

      READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING FORM.  PLEASE PRINT OR
TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:              Advanced Communications Technologies, Inc.

Former name if applicable:

Address of principal  executive office
(Street and number):                           420 Lexington Avenue, Suite 2739
                                               --------------------------------
City, state and zip code:                      New York, NY  10170
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                                     PART II
                             RULE 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]  (c)  The   accountant's   statement  or  other  exhibit  required  by Rule
      12b-25(c) has been attached if applicable.

                                                                     FORM 12B-25


                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.
(Attach extra sheets if needed.)

      The Company respectfully requests an extension in order to permit its independent certified public accountants sufficient time to complete their review of the financial statements.

                                     PART IV
                                OTHER INFORMATION

      1. Name and telephone number of person to contact in regard to this notification:

         Wayne I. Danson              (646)                 227-1600
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           (Name)                  (Area code)          (Telephone number)

      2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Registrant Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                   [X] Yes [ ] No

      3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                   [ ] Yes  [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
                  -------------------------------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 15, 2003           By: /s/ Wayne I. Danson
                                 ----------------------------------
                                 Wayne I. Danson
                                 President, Chief Financial Officer and Director